Exhibit 99.1

LIBBEY INC. 300 MADISON AVE P.O. BOX 10060 TOLEDO, OH 43699

N E W S     R E L E A S E

AT THE COMPANY:
Kenneth Boerger	Scott Sellick
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2135
FOR IMMEDIATE RELEASE

THURSDAY, FEBRUARY 15, 2007
LIBBEY INC. ANNOUNCES COMPLETION OF NOTES EXCHANGE OFFER
TOLEDO, OHIO, Feb. 15 /PRNewswire-FirstCall/ — Libbey Inc. (NYSE: LBY) announced today that its wholly-owned subsidiary Libbey Glass Inc., has completed its offer to exchange (the “Exchange Offer”) up to $306 million aggregate principal amount of its Floating Rate Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding Floating Rate Senior Secured Notes due 2011 (the “Old Notes”).
One hundred percent of the $306 million aggregate principal amount of the Old Notes were tendered prior to expiration of the Exchange Offer at 5:00 p.m., New York City time, on February 14, 2007, with some of the Old Notes tendered pursuant to the Exchange Offer’s guaranteed delivery procedures. Holders that tendered their Old Notes pursuant to the Exchange Offer’s guaranteed delivery procedures have three days from the date of execution of the notice of guaranteed delivery to deliver certificates for all physically tendered Old Notes or a book-entry confirmation to the exchange agent.
This announcement is not an offer to exchange, or a solicitation of an offer to exchange, with respect to the Old Notes. The Exchange Offer was made solely by the prospectus dated January 17, 2007.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high- quality ceramic
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dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2006, Libbey Inc.’s net sales totaled $689.5 million.
The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.